Exhibit 10.2

GPS Agreement for Services

This AGREEMENT FOR SERVICES (the “Agreement”) is entered into as of the 1st Day of July, 2023 by and between Adamant DRI Processing and Minerals Group (“ADMG”) , a Nevada corporation; and, Global Public Strategies Inc. (“GPS”), an Idaho corporation.

WHEREAS, ADMG desires to engage GPS to provide certain Services and GPS desires to provide the Services to ADMG, upon the terms and subject to the conditions set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Engagement. ADMG hereby engages GPS for the following purposes:

1.	To serve as a strategic advisor to ADMG and its management for a period of five years, with a particular focus on:

	a.	The Public Company: Identifying and supporting the necessary reporting compliance for ADMG, including but not limited to, processing of the recent change in control, FINRA applications for the proposed change in name, State filings, regulatory and market compliance and management of service providers;

	b.	Organization: making introductions to support staff and consultants and managing those parties, as well as integrating them as necessary into ADMG;

	c.	Investment Bankers: developing the Company’s relationships with chosen investment bankers in the smaller reporting issuer PUBCO space through meetings, sharing corporate information as directed by management and organizing corporate data packages/presentations;

	d.	Government and Regulatory Issues: keeping the Company in compliance with the rules and regulations of agencies and providers;

	e.	Internal service providers: identifying and adding additional service providers in support of the public company requirements as may be necessary; and,

	f.	Investor Relations including presentations, market awareness support and related services.

	a.	Term. The Engagement shall commence on the date hereof and shall continue for five years.

2.	Compensation. In consideration for the Services to be provided hereunder, GPS shall receive, upon the execution of this Agreement:

	a.	1,000,000 unregistered, restricted common shares of ADMG to be issued to Dr. Larry L. Eastland and/or his assigns; and,

	b.	to be paid in cash equivalent or as follows:

i.	1,000,000 options for common shares on the first anniversary of this Agreement at $0.10 per share;

HQ: 99 East State Street, Suite 202 - Eagle, ID - 83616 - (310) 220-4280 OPS: P.O. Box 456 - Pacific Palisades, CA. - 90272 WeChat/WhatsApp/Telegram: larryeastland

		ii.	1,000,000 options for common shares on the second anniversary of this Agreement at $0.15 per share;

		iii.	1,000,000 options for common shares on the third anniversary of this Agreement at $0.20 per share; and,

		iv.	1,000,000 options for common shares on the fourth anniversary of this Agreement at $0.20 per share.

3.	No Exclusivity. ADMG hereby acknowledges and agrees that nothing in this Agreement shall prohibit GPS from continuing to provide services similar to the Services provided hereunder to other companies or otherwise engage in GPS’s business activities.

4.	Independent Contractor Status. It is understood and agreed that in the performance of the Services hereunder, GPS is acting as an independent contractor and not as an agent or employee of, or partner, joint venture or in any other relationship with ADMG. GPS acknowledges that no income, social security or other taxes will be withheld or accrued by ADMG on GPS’s behalf. Neither ADMG nor GPS has the authority to bind the other in any agreement without the prior written consent of the entity to be bound.

5.	Confidentiality. Any non-public or proprietary information concerning ADMG and its business and operations and affiliates shall be maintained by GPS and shall not be disclosed without the prior written agreement of GPS to receive such Confidential Information (“Confidential Information”).

6.	Publicity. No Party hereto shall disclose the terms of this Agreement to any person or entity without the prior written consent of the other Party hereto.

7.	General Terms.

	a.	Any notice to be given hereunder by one Party to the other Party hereto may be effectuated in writing by personal delivery, by mail, registered or certified, postage prepaid, with return receipt requested, or by electronic transmission and addressed to such Party at the address set forth on the signature page below.

	b.	If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed modified to the extent necessary to make it valid or enforceable, or if it cannot be so modified, then severed, and the remainder of the Agreement shall continue in full force and effect.

	c.	All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Idaho, without regard to the principles of conflicts of law thereof. Each Party agrees that all legal proceedings concerning the interpretations and enforcement of this Agreement (whether brought against a Party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Boise. Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Boise for the adjudication of any dispute hereunder or in connection herewith or with respect to the enforcement of this Agreement, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court. Each Party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.

HQ: 99 East State Street, Suite 202 - Eagle, ID - 83616 - (310) 220-4280 OPS: P.O. Box 456 - Pacific Palisades, CA. - 90272 WeChat/WhatsApp/Telegram: larryeastland

d.	This Agreement embodies the entire understanding of the Parties hereto with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, arrangements or understandings with respect to the subject matter hereof, whether oral or written.

e.	This Agreement may not be modified except in a writing signed by the Parties hereto.

f.	No term of this Agreement may be waived, except in a writing signed by the Party hereto entitled to the benefit of such term.

g.	Each Party hereto represents and agrees that such Party is authorized to enter into this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms.This Agreement may not be assigned by any Party.

h.	This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties have executed this Proposal Agreement as of the day and year first above written.

	FOR:		FOR:

	Adamant DRI Processing and Minerals Group		Global Public Strategies, Inc.

	/s/ Nicholas A. Parks		/s/ Dr. Larry L. Eastland, Ph. D.
BY:	Nicholas A. Parks	BY:	Dr. Larry L. Eastland, Ph. D.
	Chairman & CEO		Managing Director
DATE:	1 July 2023	DATE:	1 July 2023

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HQ: 99 East State Street, Suite 202 - Eagle, ID - 83616 - (310) 220-4280 OPS: P.O. Box 456 - Pacific Palisades, CA. - 90272 WeChat/WhatsApp/Telegram: larryeastland